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                                                                   Exhibit 10.34




                       ADVERTISING AND PROMOTION AGREEMENT


                  AGREEMENT made as of the 4th day of July, 1999 (the "Effective Date"), by and among CBS Corporation, 51 West 52nd Street, New York, New York 10019 (herein called "CBS") and Medscape, Inc., 134 West 29th Street, New York, New York 10001 (herein called "Medscape"). The term "CBS" shall not include Westwood One, Inc.

1.       GENERAL DEFINITIONS

         1.1 "Affiliate" of the Person concerned shall mean a Person that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Person concerned.

         1.2 "Billboard Ad" shall mean advertising placed on various vehicles or facilities, including, without limitation, advertising space: (i) on traditional billboards or electronic signs of various ranging sizes, and (ii) on or in busses, commuter rails, subways, stations and terminals, transport shelters and telephone kiosks, so long as such advertising space is owned or controlled by CBS.

         1.3 "CBS Competitor" shall mean any Person, other than CBS, who/which is engaged either directly, or indirectly through an Affiliate, in radio or television programming or radio or television program distribution (whether free over-the-air, cable, telephone, local, microwave, direct broadcast satellite, via Internet or otherwise) or billboard advertising in North America. A CBS Competitor shall not include any Person engaged, via an Internet Web Site, in television or radio program transmission or streaming, (the "Internet Concern"), unless such Internet Concern: (i) owns or controls, is owned or controlled by, or is under common control with, a CBS Competitor; or (ii) prominently features, transmits or promotes Content of a CBS Competitor.

         1.4 "Collaboration Agreement" shall mean any one of the following agreements between CBS and Medscape: (a) this Agreement; (b) the Trademark and Content Agreement dated as of the Effective Date (the "Trademark and Content Agreement"); (c) the Stockholders Agreement dated as of the Effective Date; (d) the Common Stock Purchase Agreement dated as of the Effective Date; and (e) the Registration Rights Agreement dated as of the Effective Date.

         1.5 "Common Stock" shall mean the common stock, $.01 par value per share, of Medscape.

         1.6 "Consumer Health Site" shall mean the Internet Web Site owned by Medscape that provides healthcare news and healthcare information for consumers.

         1.7 "Content" shall mean text, graphics, photographs, video, audio and/or other data or information (including, without limitation, any of the foregoing broadcast on television) relating to any subject and/or advertisements.

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         1.8 "Contract Year" shall mean the annual period beginning on the
Effective Date, and each subsequent annual period during the Term beginning on the anniversary of the Effective Date (as such annual period may be suspended or extended, and those dates postponed, upon mutual agreement of the parties).

         1.10 "Internet" shall mean a global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit Content that is directly of indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise.

         1.11 "Internet Site" or "Web Site" shall mean any site or service delivering Content on or through the Internet, including, without limitation, any on-line service such as America Online and Compuserve.

         1.12 "New Mark" shall mean a word or words designated by the parties for use as a new trademark and as part of a URL for the Consumer Health Site which shall be subject to the mutual agreement of the parties.

         1.13 "New Mark Brand(s)" shall mean collectively, the New Mark, the New Mark URL and any other URL that includes the New Mark and is used for identifying the Consumer Health Site.

         1.14 "New Mark URL" shall mean the New Mark followed by the extension ".com".

         1.15 "Person" shall mean individual, partnership, corporation or organized group of persons, including agencies and other instrumentalities of governments and states.

         1.16 "Professional Health Site" shall mean the Internet Web Site owned by Medscape that provides healthcare news and healthcare information primarily for physicians and allied healthcare professionals that is currently located at the URL www.medscape.com.

         1.17 "Term" shall mean the term specified in Section 3.1 below and any extensions agreed to by the parties hereto.

         1.18 "URL Scroll" shall mean the exhibition of a written representation of a URL in or during (i.e., at any time from the opening frame through end of the closing credits) a television program (the "Television URL Scroll") or in/on an Internet Web Site page (the "Internet URL Scroll"). For avoidance of doubt, the Television URL Scroll and the Internet URL Scroll are hereinafter collectively referred to as the "URL Scroll".


2.       CBS ADVERTISING AND PROMOTION

         2.1 (a) CBS shall arrange for the placement of advertising and promotion in the United States of the Consumer Health Site, the Professional Health Site and Medscape's other

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products and services in the media category or type set forth in the Advertising and Promotion placement roster set forth on Exhibit A attached hereto, with an aggregate value of $150 million. During the first Contract Year, CBS shall arrange for the placement of advertising in accordance with the advertising plan in Exhibit B attached hereto. CBS will consult with Medscape with respect to the media category and type of placement. CBS and Medscape will cooperate to endeavor to implement the advertising and promotional goals set forth in the annual media plan presented to CBS by Medscape. The media plan for each Contract Year shall be consistent with the media plans of prior Contract Years, except that the advertising dollar amounts for the Contract Year concerned and the allocation of advertisements during the contract year concerned shall be mutually agreed upon by the parties. All advertising and promotional materials shall be subject to the applicable CBS Network Advertising Guidelines and standard CBS preemption policies. CBS shall not have to make any ad placements if the exigencies of time or current or future contractual obligations entered into prior to the time Medscape requests such advertising, prevent or restrict CBS from doing so.

                  (b) The value of all broadcast advertising and promotion provided hereunder shall be based upon the average unit price paid by any unaffiliated third party, excluding barter, for spots (other than political spots) purchased during the specific CBS Television Network, CBS Radio Network, CBS Owned and Operated Television Station, CBS Owned and Operated Radio Station, or CBS Cable broadcast in which the advertising or promotion occurs. The value of banner advertising on CBS Internet sites shall be based upon the average price paid (excluding barter) by unaffiliated third parties for banner advertising of similar size and placement during a similar period. The value of the Billboard Ad concerned shall be based upon the average price paid or payable, excluding barter, for any similar Billboard Ad(s) during the month prior to the month in which such Billboard Ad is delivered. Medscape will be treated as a cash-paying customer in a like manner to other cash customers of similar volume. The following advertisements shall not be offset against the $150 million of advertising hereunder: any on-air mention or URL Scroll by a CBS-affiliated (television or radio) station of the URL for the Consumer Health Site, the New Mark URL or the Identifying URL (as such term is defined in the Trademark and Content Agreement) on Medscape Programming (as such term is defined in the Trademark and Content Agreement) obtained by such CBS-affiliated station from the CBS Newspath feed or equivalent radio feed (other than a broadcast of the CBS Radio Network). (For avoidance of doubt, "CBS-affiliated station" is a television or radio station which is not owned and operated by CBS.)

                  (c) CBS will provide to Medscape calendar quarterly statements, or, if available, monthly statements showing the (i) value attributable to each of the media categories and types with respect to the advertising and promotions purchased by Medscape during the statement period and
(ii) the calculation of the aggregate value of advertising purchased.

         2.2 (a) CBS will maintain accurate books and records which report the expenditure of the advertising and promotional value by Medscape and information from which the calculation can be derived. Medscape may, at its own expense, examine those books and records, as provided in this Section 2.2. Medscape may make such an examination for a particular statement provided pursuant to Section 2.1(c) only once and such examination must occur within three (3) years after the date such statement is sent by CBS to Medscape. (CBS will be deemed conclusively to have sent Medscape the statement concerned at the time prescribed in



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Section 2.1(c), unless Medscape notifies CBS otherwise with respect to any statement within thirty (30) days after that designated time.) Medscape may make those examinations only during CBS's usual business hours, and at the address set forth herein for the provision of notices to CBS, unless otherwise notified. Medscape will be required to notify CBS at least ten (10) days before the date of planned examination. If Medscape's examination has not been completed within two (2) months from the time Medscape begins it, CBS may require Medscape to terminate it on seven (7) days notice to Medscape at any time.

                  (b) If any examination of CBS's books and records discloses that:

                           (i) CBS has failed to properly account for advertising and promotions purchased by Medscape hereunder, then CBS will make appropriate adjustment(s) to the cumulative total purchased by Medscape.

                           (ii) CBS has overstated the value of advertising purchased by more than 7.5%, then CBS shall reimburse Medscape for its direct out-of-pocket expenses incurred in identifying such material overstatement.

         2.3      CBS shall have the right:

                  (a) to suspend and/or withdraw placement of all advertising and promotion that includes the MEDSCAPE trademark: (i) pending resolution of any third party claim covering infringement of such third party's rights because of use by Medscape in the United States of the tradename or trademark "Medscape" either alone or in combination with any other mark and/or (ii) during such time as Medscape is enjoined from using the tradename or trademark "Medscape" in the United States on or in connection with the Consumer Health Site and has not renamed the Consumer Health Site. Medscape shall rename the Consumer Health Site within thirty (30) days following the issuance of any injunction or the resolution of any claim which requires Medscape to cease using the tradename or trademark "Medscape" in the United States on or in connection with the Consumer Health Site, it being understood, however, that CBS shall have the sole right and power to approve the substitute tradename and/or trademark to be used. In the event that CBS fails to approve the substitute tradename and/or trademark within the thirty-day period, CBS shall submit a tradename proposal with three
(3) alternate tradenames which appear to be available for Medscape's use on the Consumer Health Site in the United States based on trademark searches conducted by CBS, for Medscape's approval, which approval is to be given within ten (10) days of such submission. For avoidance of doubt, CBS does not and will not make any representation or warranty with respect to the availability of any alternate name provided to Medscape by CBS for use on the Consumer Health Site.
Medscape shall thereafter promptly apply for registration of such trademark.

                  (b) if the New Mark is being used as the principal name or part of the principal name of the Consumer Health Site, to suspend and/or withdraw placement of all the advertising and promotion of the Consumer Health
Site: (i) upon CBS's decision to cease use of the New Mark in connection with any third party claim covering infringement of such third party's rights because of use by Medscape in the United States of the New Mark either alone or in combination with any other mark and/or (ii) during such time as Medscape is enjoined from using the New Mark in the United States on or in connection with the Consumer Health Site and has not renamed the Consumer Health Site. Medscape shall rename the Consumer Health Site

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CBS Medscape within ten (10) days following CBS's notice of its decision to cease use of the New Mark, the issuance of any injunction or the resolution of any claim which requires Medscape to cease using the New Mark in the United States on or in connection with the Consumer Health Site. Upon Medscape's renaming the Consumer Health Site, the placement of advertising for the Consumer Health Site shall resume using the new name. Medscape will not seek (i) reimbursement or payment for advertising and promotion time used or (ii) payment of any of Medscape's conversion costs, in the event that CBS suspends and/or withdraws placement of advertising and promotion of the Consumer Health Site hereunder.

         2.4 CBS and Medscape shall mutually agree on (i) procedures to maximize joint selling opportunities between Medscape's and CBS's respective ad sales forces, and (ii) commissions payable with respect to such selling.


3.       TERM

         3.1 The term of this Agreement shall begin as of the date hereof and shall continue in full force and effect for a period of seven (7) consecutive years from the Effective Date unless it is terminated earlier in accordance with the terms and conditions stated herein.

         3.2 The parties shall negotiate exclusively with each other in good faith for a period of twelve (12) consecutive months (the "Negotiation Period") with respect to any extension(s) of the term of this Agreement commencing on the fifth anniversary of the Effective Date (i.e., July 4, 2004).


4.       WARRANTIES, REPRESENTATIONS AND COVENANTS

         4.1      (a)      CBS REPRESENTS AND WARRANTS THAT:

                           (i) it has full power and authority to enter into and fully perform this Agreement; and

                           (ii) this Agreement has been duly authorized and is enforceable in accordance with its terms.

                  (b)      MEDSCAPE REPRESENTS AND WARRANTS THAT:

                           (i) it has full power and authority to enter into and fully perform its obligations under this Agreement; and

                           (ii) this Agreement has been duly authorized and is enforceable in accordance with its terms.

                  (c)      MEDSCAPE COVENANTS THAT:

                           (i) at all times during the Term, it will comply with all applicable federal, state, local and foreign laws; and

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                           (ii) at all times during the Term, the Consumer
         Health Site will be maintained in a professional manner consistent with industry standards.

                           (iii) advertising and promotion material and any portion thereof created by or on behalf of Medscape and furnished by Medscape to CBS and the use thereof shall not violate any law or infringe upon or violate the rights of any Person.


5.       INDEMNIFICATION

         5.1 Each party (the "Indemnifying Party") shall at all times indemnify, hold harmless and defend the other party (collectively, the "Indemnified Party") from and against any loss, cost, liability or expense (including court costs and reasonable attorneys' fees) arising out of or resulting from any breach by the Indemnifying Party of any representation, warranty, covenant or agreement contained herein. In the event of any such claim, the Indemnified Party shall:
(i) promptly notify the Indemnifying Party of the claim; (ii) allow the Indemnifying Party to direct the defense and settlement of such claim with counsel of the Indemnifying Party's choosing; and (iii) provide the Indemnifying Party, at the Indemnifying Party's expense, with information and assistance that is reasonably necessary for the defense and settlement of the claim. The Indemnified Party reserves the right to retain counsel, at the Indemnified Party's sole expense, to participate in the defense of any such claim. The Indemnifying Party shall not settle any such claim or alleged claim without first obtaining the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, if the terms of such settlement would adversely affect the Indemnified Party's rights under this Agreement or otherwise. If the Indemnifying Party assumes the defense and settlement of the claim as set forth above, then the Indemnifying Party's only obligation is to satisfy the claim, judgment or approved settlement.


6.       REMEDIES

         6.1 CBS shall have the right to terminate this Agreement if (any of the following occurs):

                  (a) (i) Medscape materially breaches any material term or condition of this Agreement and has failed to cure such breach within thirty (30) days following notice of default. The foregoing cure period will not apply to: (i) a term or condition for which a specific cure period is provided, or (ii) a breach incapable of being cured.

                           (ii) Notwithstanding anything to the contrary contained in Section 6.1(a)(i) above, Medscape's material breach of the covenant set forth in Section 4.1(c)(iii) above shall not be cause for termination of this Agreement, if all the following conditions are met:

                                    (A) Medscape has used its reasonable best
                  efforts to satisfy the covenant concerned with respect to the material concerned;

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                                    (B) Medscape promptly withdraws or promptly
                  notifies CBS to withdraw any material on which there is a claim by any Person of violation of the law or violation or infringement of such Person's rights;

                                    (C) Medscape pays damages directly sustained
                  by CBS in connection with Medscape's breach of such covenant; and

                                    (D) Medscape indemnifies and holds CBS
                  harmless (in accordance with Section 5 hereof) from any third party claim arising out of a breach or alleged breach of such covenant.

                  (b) Medscape materially breaches any material term or condition of any Collaboration Agreement and has failed to cure such breach: (i) within thirty (30) days following notice of default, except as otherwise set forth in Section 6.1(b)(ii); (ii) under the Trademark and Content Agreement as such breach relates to the CBS Mark(s) (as such term is defined in the Trademark and Content Agreement), within twenty (20) days following notice of default. The foregoing cure period will not apply to breaches incapable of being cured.

                  (c) Medscape: (i) becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of its creditors; (ii) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; (iii) becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or
(iv) is liquidated or dissolved.

                  (d) Medscape issues to a CBS Competitor in any one transaction or series of related transactions, a number of voting securities of Medscape such that after such issuance or series of issuances, such CBS Competitor beneficially owns or controls, directly or indirectly, nine percent (9%) or more of the outstanding shares of Common Stock (the "threshold"), and has failed to reduce such ownership of Common Stock below the threshold within twenty (20) days following CBS's notice set forth in 6.1 (d) (ii) below.

                           (i) Notwithstanding the foregoing however, the provisions of this subparagraph 6.1(d) shall not apply to a stockholder of Medscape who beneficially owns or controls, directly or indirectly, nine percent (9%) or more of the outstanding shares of Common Stock on the day prior to the date of this Agreement.

                           (ii) The parties hereby agree that Medscape will give CBS confidential written notice of its intent to enter into an agreement for issuance of securities that would result in a stockholder beneficially owning or controlling, directly or indirectly, nine percent (9%) or more of the outstanding shares of Common Stock, together with a description of the party with whom Medscape intends to effect such a transaction, for the purpose of ascertaining CBS's opinion whether, as of the date of the notice, such party is a CBS Competitor. CBS shall have five (5) days from the receipt of such notice to respond to Medscape. CBS's opinion shall be based solely on the information provided to CBS in the notice and CBS shall have no independent duty whatsoever to investigate

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         or inquire further. If CBS confirms that the party is not a CBS
         Competitor, CBS shall be deemed to have waived any right of CBS pursuant to this Article 6 in respect of such party and transaction, unless there were material misstatements or omissions in the disclosures made by Medscape to CBS in connection with the transaction..

                  (e) The Consumer Health Site ceases to operate:

                           (i) due to circumstances beyond Medscape's control:

                                    (A) for a period of twenty (20) consecutive
                           days, or

                                    (B) more than two (2) consecutive hours per
                           week over a sixty (60) day period.

                           (ii) due to any circumstances other than as described in Section 6.1(e)(i) above:

                                    (A) for a period of ten (10) consecutive
                           days; or

                                    (B) more than two (2) consecutive hours per
                           week over a sixty (60) day period.

                  (f) For purposes of this Section 6.1: (i) the term "beneficial ownership" shall have the meaning set forth in Section 13(d) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         6.2      Medscape shall have the right to terminate this Agreement if:

                  (a) CBS breaches any material term or condition of this Agreement and has failed to cure such breach within thirty (30) days following notice of default. The foregoing cure period will not apply to: (i) a term or condition for which a specific cure period is provided, or (ii) a breach incapable of being cured.

                  (b) CBS breaches any material term or condition of any Collaboration Agreement and has failed to cure such breach within twenty (20) days following notice of default. The foregoing cure period will not apply to breaches incapable of being cured.

         6.3 Each party may exercise its right to terminate pursuant to this
Section 6 by sending the other party hereto appropriate notice.

         6.4      In the event of termination of this Agreement:

                  (a) pursuant to Section 6.1, all rights and obligations of the parties hereto shall terminate except those set forth in Section 5 (Indemnification), Section 7 (Confidentiality), Section 8.1 (Permitted Assignments), Section 8.2 (Jurisdiction). Section 8.5 (Notice) and Section 8.8 (Governing Law);

                   (b) (i) pursuant to Section 6.2 and subject to the provisions of Section 6.5(a) below, Medscape's obligations and CBS's rights and obligations shall terminate,

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         except that CBS's obligation to provide advertising and promotion in accordance with Section 2 and such other related provisions shall continue, unless Section 6.4(b)(ii) below applies. (Notwithstanding the foregoing, the rights and obligations of the parties with respect to the following Sections shall not terminate: Section 5 (Indemnification), Section 7 (Confidentiality), Section 8.1 (Permitted Assignments), Section 8.2 (Jurisdiction), Section 8.5 (Notice) and
         Section 8.8 (Governing Law)).

                           (ii) CBS's obligation to provide advertising and promotion to Medscape shall cease if:

                                    (A) CBS elects to pay Medscape the cash
                  equivalent of the difference, if any, between (x) One Hundred and Fifty Million Dollars ($150,000,000) and (y) the amount of promotional value provided to Medscape during the Term (the "Shortfall"), subject to Section 6.4(b)(ii)(B) below.

                                    (B) provided CBS has not elected to pay
                  Medscape the Shortfall, then Medscape shall have the option, exercisable on any anniversary of the Effective Date, to require CBS to pay Medscape the applicable Shortfall, in lieu of CBS's performing its advertising and promotion obligations, if Medscape can show that CBS is unable to reasonably carry out its obligation to provide advertising and promotion. CBS will be deemed unable to carry out its obligation to provide advertising and promotion if, at any time after termination of this Agreement, CBS and Medscape fail to reach agreement on a media plan for the Contract Year concerned (i.e., the period which, but for termination, would have been the Contract Year concerned) after good faith efforts by the parties to do so
                  (I) consistent with media plans executed or applicable in prior Contract Years or (II) with respect to the first Contract Year, consistent with the media plan agreed on or executed by the parties and attached hereto as Exhibit B.

                                    (C) CBS shall pay the Shortfall as follows.

                                            (I) within thirty (30) days after
                           the end of each Contract Year remaining for (what would have been) the balance of the Term, CBS shall pay Medscape a cash payment, calculated on a pro-rata basis for (what would have been) the balance of the Term, equal to the difference between (x) the promotional value which CBS would be, but for the termination of this Agreement, obligated to provide to Medscape pursuant to this Agreement for such Contract Year; and (y) the amount of promotional value actually provided to Medscape during such Contract Year, if any; or

                                            (II) CBS may elect, at any time, to
                           pay the entire Shortfall amount to Medscape in a lump-sum cash payment equal to the net present value of the Shortfall, as follows:

                                                     (x) any Shortfall paid (at
                                    any time) during the first three years of
                                    the Term shall be calculated at the lower of
                                    (1)

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                                    CBS's short-term debt financing rate or (2)
                                    CBS's average debt financing rate, during the prior twelve-month period;

                                                     (y) any Shortfall paid at
                                    any time after expiration of the third
                                    Contract Year shall be calculated at CBS's average debt financing rate during the prior twelve-month period.

                                            (III) All payments made pursuant to
                           this Section 6.4(b)(ii) shall be made in immediately available, non-refundable funds wired to Medscape's account in accordance with instructions to be provided in writing by Medscape.

         6.5 (a) In the event of a material breach by CBS of this Agreement (which gives rise to Medscape's right to terminate this Agreement), Medscape's sole and exclusive remedy for such breach shall be the following: (i) termination under Section 6.2; (ii) acceptance of CBS' payment, or promotion and advertising, as applicable under Section 6.4; and (iii) termination of the Trademark and Content Agreement and acceptance of payment of the sum of $10,000,000 from CBS to Medscape, as liquidated damages and not as a penalty, for loss by Medscape of the license under the Trademark and Content Agreement, which shall be Medscape's sole and exclusive remedy under the Trademark and Content Agreement. None of the foregoing remedies in this Section 6.5(a) may be exercised by Medscape unless all are exercised by Medscape.

                  (b) Except as otherwise specified in Section 6.1(a)(ii) above, in the event of a material breach by Medscape of this Agreement (which gives rise to CBS's right to terminate this Agreement), CBS' sole and exclusive remedy for such breach shall be: (i) termination of this Agreement under Section 6.1; and (ii) to the extent that CBS so elects, termination of any Collaboration Agreement.

         6.6 As between CBS and Medscape, Medscape agrees that under no circumstances are the shares issued by CBS, under the Common Stock Purchase Agreement, returnable to Medscape or subject to forfeiture. Medscape covenants not to seek the return of the shares in any proceeding, between CBS, its successors and assigns and Medscape, its successors and assigns.

         6.7 Except with respect to third party claims for which each partly shall fully indemnify the other in accordance with the procedures set forth in paragraph 5.1 above, neither party shall be liable to the other party for any indirect, incidental, special, consequential, "business interruption" or any loss of profits hereunder.


7.       CONFIDENTIALITY

         7.1 Medscape and CBS agree and acknowledge that they may be required to disclose to each other certain confidential information, including but not limited to information concerning the other party's online services and web sites, technology, software, tools, business, or plans for the future in connection with any of the foregoing, information concerning customers, suppliers, personnel and other business relationships, sales and marketing plans, financial information and other confidential information, all of which shall be deemed

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"Confidential Information" for the purposes of this Section if, with respect to such information disclosed in tangible form, it is marked "Confidential" or its equivalent, and if disclosed orally or visually, it is identified as confidential at the time of disclosure.

         7.2 For a period of three (3) years from the date of receipt of any Confidential Information hereunder, or in perpetuity with respect to source code or related documentation, the receiving party agrees to protect the confidentiality of the disclosing party's Confidential Information with at least the same degree of care that it utilizes with respect to its own similar proprietary information, but in no event less than a reasonable standard of care, including without limitation agreeing:

                  (a) Not to disclose or otherwise permit any other person or entity access to, in any manner, the Confidential Information, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to (i) an employee or consultant of the receiving party requiring access to the Confidential Information in the course of his or her employment or consulting services in connection with this Agreement and who has agreed in writing to maintain the confidentiality of the confidential information of third parties in the receiving party's possession; or (ii) a director, legal advisor, or financial advisor of the recipient party hereunder, provided that such parties are bound to maintain the confidentiality of such information and provided further that they are permitted to use such Confidential Information only for the purposes of carrying out their fiduciary or other advisory responsibilities on behalf of the party hereto from which it received such Confidential Information; and

                  (b) Not to use the Confidential Information for any purpose other than to carry out the purposes of this Agreement.

         7.3 Nothing in this Section 7 shall restrict the receiving party with respect to information or data, whether or not identical or similar to that contained in the Confidential Information, if such information or data: (i) was rightfully possessed by the receiving party before it was received from the disclosing party; (ii) is independently developed by the receiving party without reference to the disclosing party's information or data; (iii) is subsequently furnished to the receiving party by a third party not under any obligation of confidentiality with respect to such information nor data, and without restrictions on use or disclosure; or (iv) is or becomes public or available to the general public otherwise than through any act or default of the receiving party.


8.       GENERAL

         8.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its respective rights and obligations, in whole or in part, under this Agreement without prior written consent of the other party hereto. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the foregoing, a party hereto may assign this Agreement or any of its rights and obligations hereunder to any entity controlling, controlled by or under common control with, such party, or to any entity that acquires such party by purchase of stock or by merger or otherwise, or by obtaining substantially all of such party's assets (the "Permitted Assignee"), provided that (i) no such assignment shall relieve the assigning party of any of its obligations under this Agreement; (ii) with respect to any assignments effected by Medscape, no such Assignee (or any division thereof) is a CBS Competitor and
(iii) such Permitted Assignee shall agree in writing to be bound by the terms and conditions hereof.

         8.2 Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County; and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each party hereto shall commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Service of any process, summons, notice or document by U.S. registered mail to a party's address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.2. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County; or
(ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

         8.3 If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances, and such provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

         8.4 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (a)      if to Medscape,

                           Medscape, Inc.
                           134 West 29th Street
                           New York, N.Y.  10001
                           Fax:  (212) 760-3140
                           Attention:  Chief Executive Officer
                           with a copy to:

                           Brobeck, Phleger & Harrison, LLP
                           1633 Broadway
                           New York, N.Y.  10019
                           Fax:  (212) 586-7878
                           Attention:  Alexander D. Lynch, Esq.

                           and:

                           Patterson, Belknap, Webb & Tyler LLP
                           1133 Avenue of the Americas
                           New York, New York 10036
                           Fax:   (212) 336-2222
                           Attention:  John P. Schmitt

                  (b)      if to CBS Corporation,

                           CBS Corporation
                           51 West 52nd Street
                           New York, New York 10019
                           Fax:  (212) 975-9191
                           Attention:  Chief Financial Officer

                           with a copy to:

                           CBS Corporation
                           51 West 52nd Street
                           New York, New York 10019
                           Fax:  (212) 597-4031
                           Attention:  General Counsel

         8.5 The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. No party shall have the power to bind any other party or incur obligations on any other party's behalf without such other party's prior written consent.

         8.6 The waiver by any party of a breach or default of any provision of this Agreement by any other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

         8.7 This Agreement, including any agreement incorporated herein by reference, and any Exhibits hereto or thereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

         8.8 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         8.9 This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         8.10 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to each other party.

         8.11 This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto. By an instrument in writing CBS or Medscape, as the case may be, may waive compliance by the other party with any term or provision of this Agreement that CBS or Medscape, as the case may be, was or is obligated to comply with or perform.

         8.12 The headings contained in this Agreement hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                                   CBS CORPORATION


                                                   By:

                                                   Name:

                                                   Title:

                                                   MEDSCAPE, INC.


                                                   By:

                                                   Name:

                                                   Title:

                                    EXHIBIT A
             Attached to and forming a part of the Agreement made as
                  of July 4, 1999 by and among CBS Corporation
                               and Medscape, Inc.
          -------------------------------------------------------------



PLACEMENT POSSIBILITIES:

1.       CBS Television Network programming

2. CBS Owned and Operated (a) Television and (b) Radio Stations programming

3.       CBS outdoor billboards

4.       CBS Internet Sites

5.       CBS Cable

6.       Other placements that become available after the Effective Date.

AVAILABLE PLACEMENT TYPES:

--       30 second units, where available

--       15 second units, where available

--       10 second units, where available

--       URL Scrolls Both (5 seconds)

--       On-air mention (15 or 30 seconds, which are priced differently)

-- Banner ads, buttons and sponsorships (measured on a daily, weekly or monthly basis or as is otherwise appropriate)

--       Credit rolls/sign-offs (5 seconds)

--       Billboard Ads

--       Other placements that become available after the Effective Date.

                                    EXHIBIT B


             Attached to and forming a part of the Agreement made as
                  of July 4, 1999 by and among CBS Corporation
                               and Medscape, Inc.
          -------------------------------------------------------------


                                (Section 2.1(a))


CBS shall use commercially reasonable efforts to place $20 million of advertising for Medscape during the first Contract Year. To the extent of any shortfalls, such shortfalls will be placed by CBS during the following Contract Year. CBS will make all commercially reasonable efforts to avoid a material shortfall.

         CBS shall use commercially reasonable efforts to allocate the media placement to allow for approximately sixty percent (60%) of the placements to appear on network television; and the parties will mutually agree upon the balance of the allocation. There may also be variances in the relative allocations of up to ten percent (10%) for each category. All placements shall be subject to the following:

         1. The final decision on timing and placement will be at the sole discretion of CBS;

         2. CBS shall not be obligated to place any advertising on Westwood One, Inc. media properties;

         3. CBS shall not be obligated to place any advertising on the CBS Radio Network, unless CBS either owns or controls the CBS Radio Network.

         4. In the event CBS divests itself of any of its media property segments, CBS will use its commercially reasonable efforts to have the acquirer of the media property segment concerned honor the advertising placements or CBS will provide other placements on other CBS media property segments of similar value.

         5. In the event CBS acquires new media property segments, CBS will use its commercially reasonable efforts to have Medscape's advertising placements extend to such new segments.

         6. Except as set forth in Section 2.1 (b), all branding references to the Consumer Health Site or mark during any CBS News program, whether or not reference is made to the Consumer Health Site URL, will count as advertising/promotion time, consistent with CBS's treatment of its other Web Site transactions.

         7. In the event of any disputes, respecting the placement, allocation or application of advertising under this Media Plan, the parties' senior executives will first meet and work in good faith to resolve such dispute, and if such dispute is not resolved submit such dispute to a non-binding Alternative Dispute Resolution ("ADR") proceeding, with a nationally recognized ADR group such as JAMS.